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                                                                    Exhibit 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Computron Software, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-11681, 333-49733, and 333-61125) on Form S-8 and (No. 333-49731) on Form S-3
of Computron Software, Inc. of our reports dated January 28, 2000, relating to the consolidated balance sheets of Computron Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Computron Software, Inc.


KPMG LLP


Short Hills, New Jersey
March 29, 2000